EXHIBIT 10.1

MANAGEMENT AND MEDICAL SERVICES AGREEMENT

THIS MANAGEMENT AND MEDICAL SERVICES AGREEMENT, (the “Agreement”) is made and entered into on this 4th day of May, 2005 to take effect on the 1st day of September, 2005, by and between Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association (the “Practice”) and WellQuest Medical & Wellness Centers of Northwest Arkansas, Inc. d/b/a WellQuest, an Arkansas corporation (“WellQuest”).

BACKGROUND:

WellQuest intends to operate centers (the “WellQuest Centers”) throughout northwestern Arkansas that provide one-stop primary healthcare and wellness services.  WellQuest plans to establish the initial WellQuest Center in Bentonville, Arkansas. Each WellQuest Center will consist of a medical spa, a retail health and wellness shop, and related health and wellness services as WellQuest determines are necessary or desirable.

Each WellQuest Center will be located in the same building as and adjacent to a physician practice, so that a patient visiting a WellQuest Center will have a full range of primary care healthcare and preventative and wellness services available to him or her.

WellQuest desires to engage Practice to serve as the practice to provide medical direction to the WellQuest Center(s), and Practice wishes to engage WellQuest to provide certain management services to it, upon the terms and conditions as follows.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

ARTICLE I
ENGAGEMENT OF WELLQUEST BY PRACTICE; AND ENGAGEMENT OF PRACTICE BY WELLQUEST

1.1.                      Engagement.  Practice hereby engages WellQuest to manage Practice, and WellQuest hereby agrees to serve as manager of Practice. WellQuest hereby engages Practice, and Practice agrees to be so engaged, to provide medical and supervisory services to WellQuest Centers in Northwest Arkansas designated by WellQuest.  Such engagements of WellQuest and Practice are as set forth herein and subject to the terms and conditions hereof.

1.2.                      Relationship of the Parties.  WellQuest and Practice intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the management authority granted to WellQuest herein, WellQuest and Practice agree that Practice shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

ARTICLE II
DEFINITIONS

2.1.                      Definitions. For the purposes of this Agreement, the following definitions shall apply:

2.1.1.                      “Adjustments” shall mean any projected adjustments to Practice Revenues for insurance contractual allowances, uncollectible accounts, discounts, Medicare and Medicaid disallowances, worker’s compensation, employee/dependent healthcare benefit programs, professional courtesies and other activities that do not generate a collectible fee.  These Adjustments shall also include a reconciliation on a month-to-month basis to reflect the actual on-going collections.

2.1.2.                      “Allied Health Professionals” shall mean physician assistants, nurse practitioners, and other such non-physician medical personnel providing services to Practice.

2.1.3.                      “Capitation Revenues” shall mean all payments from managed care organizations, where payment is made periodically on a per member basis for the partial or total medical care needs of a patient, co-payments and all HMO incentive bonuses.

2.1.4.                      “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by WellQuest.

2.1.5.                      “Net Revenues” shall mean the Practice Revenues of the Practice, less Adjustments.

2.1.6.                      “Parent” shall mean HQHealthQuest Medical & Wellness Centers, Ltd., an Oklahoma corporation, which is the sole shareholder of WellQuest.

2.1.7.                      “Physician Shareholder” shall mean C. Wade Fox, M.D., who is currently, and who shall remain for the term of this Agreement, the sole Shareholder of the Practice.

2.1.8                       “Practice” shall mean Northwest Arkansas Primary Care Physicians, P.A.

2.1.9                       “Practice Account” shall refer to the account set up in Practice’s name pursuant to Section 5.2 hereof, into which WellQuest shall pay on the tenth day of each month an amount equal to the previous month’s expected accounts receivable of the Practice, and out of which WellQuest shall make all disbursements, including disbursements to fund the Practice Payroll Account.

2.1.10.                    “Practice Employees” shall mean (i) those individuals who are employees of Practice or are otherwise under contract with Practice to provide professional services to Practice patients and are duly licensed to provide professional medical services in the State of Arkansas, including physicians and Allied Health Professionals.

2.1.11.                    “Practice Lockbox Account” shall refer to the account set up in Practice’s name and under Practice’s control, but subject to a lockbox daily “sweep” order pursuant to Section 5.1 hereof, into which all Practice Revenue collected for the Practice by WellQuest from patients and third party payors shall be deposited.

2.1.12.                      “Practice Operating Expenses” shall mean all operating and non-operating expenses incurred in the operation of the Practice, including, without limitation:

(a)           Salaries, benefits, and other direct costs of materials, services and employees of WellQuest at the Practice including depreciation and interest expenses and other indirect costs; and

(b)           Regional Costs, which shall be defined as material costs and direct costs of all employees or consultants of Parent who provide services at or in connection with the Practice required for improved Practice performance, such as work management, materials management, purchasing, marketing, advertising, and business office consultation; provided, however, only that portion of such material costs or employee’s or consultant’s costs that is allocable to work performed at or for the benefit of the Practice will be a Practice Operating Expense.

2.1.13.                      “Practice Operating Profit” shall mean for the applicable period Net Revenues, less Practice Payroll Account payments, management fees payable to WellQuest, and Practice Operating Expenses.

2.1.14.                      “Practice Payroll Account” shall mean the account established by WellQuest in Practice’s name, and under Practice’s control, into which WellQuest shall deposit $30,000 by the fifteenth day of each month following the month of services (such amount subject to revision by the mutual written consent of the parties).  The primary source of the $30,000 monthly that WellQuest shall deposit into the Payroll Account shall be funds transferred from the Practice Account.  However, if the Practice Account funds are not sufficient to fund the $30,000 deposit into the Practice Payroll Account, then WellQuest shall advance sufficient funds to fully fund the Practice Payroll Account.

2.1.15.                      “Practice Payroll Expenses” shall mean salaries, employee benefits, Practice payroll taxes, education, CME, professional workshops, and other professional expenses of Practice’s Employees.

2.1.16.                      “Practice Revenues” shall mean (a) all fees and charges actually recorded or booked each month by or on behalf of Practice as a result of professional medical services personally furnished to patients by Physician Shareholder and Practice Employees and other fees or income generated in their capacity as professionals, whether rendered in an inpatient or outpatient setting plus (b) Capitation Revenues.

ARTICLE III

OBLIGATIONS OF PRACTICE

3.1.                      Professional Services and Supervision. Practice shall provide professional services to patients at the Practice in compliance at all times with ethical standards, laws and regulations applying to the medical profession. Practice shall ensure that each physician associated with Practice to provide medical care to patients of Practice is licensed by the State of Arkansas.  Practice shall provide supervision to the WellQuest Center(s) as requested or directed by WellQuest, including, but not limited to medical supervision of the WellQuest Center medical spa and any ancillary services provided in the WellQuest Centers.  Practice shall have a physician on site at the Practice location or such other site as may be designated by WellQuest, and available to provide the above services during the WellQuest Center’s hours of operation, currently scheduled from 8 a.m. to 8 p.m. Monday through Saturday and noon to 6 p.m. on Sunday.  The WellQuest Center’s hours of operation may be changed by agreement of both parties.  In addition to providing a physician for supervisory services during the WellQuest Center’s hours of operation, Practice shall provide physician coverage for “on-call” telephone services when the WellQuest Center is not open.  Such on-call services shall be provided on a 24-hour/7-day a week, 365 day per year basis during all hours the WellQuest Center is not open for business.

3.2.                      Medical Practice. Practice shall use and occupy the Practice exclusively for the practice of family and occupational medicine, and shall comply with all applicable local rules, ordinances and all standards of medical care. Practice shall ensure that Physician Shareholder is personally actively involved and regularly present at the Practice location to provide medical services. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Practice shall be conducted solely by physicians associated with Practice, and no other physician or medical practitioner shall be permitted to use or occupy the Practice without the prior written consent of WellQuest.  Practice shall conform its hours of operation to the same hours of operation of the WellQuest Center (currently 8 a.m. – 8 p.m., Monday through Saturday, and noon – 6 p.m. on Sundays).  Practice will ensure that a qualified physician is available at all times on site in the Practice for delivery of medical care and for follow-up medical records and billing submission duties during the Practice’s hours of operation.

3.3.                      Employment of Physician Employees. Practice shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician employees, although at the request of Practice, WellQuest shall consult with Practice respecting such matters. Practice shall be responsible for the payment of such Physician employees’ salaries and wages, payroll taxes, benefits and all other taxes and charges now or hereafter applicable to them. With respect to physicians, Practice shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by Practice.

3.4.                      Professional Insurance Eligibility. Practice shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physician employees are insurable, and participating in an on-going risk management program.

3.5.                      Clinical Standards.  Practice shall cause its physician and Allied Health Professional employees to perform clinical duties  consistent with recognized clinical guidelines, protocols, and procedures, including, but not limited to, daily recording of services into electronic medical records and daily submission of all billing information.  Furthermore, Practice will ensure that all of its employees perform within the quality, business, services, and conduct standards and policies set forth by WellQuest and its medical director from time to time, and that neither Practice, Physician Shareholder or Physician Employees take any actions which could reflect adversely on the reputation of WellQuest Center(s).  A violation of this Section 3.5 shall be considered a material breach of the Agreement.

3.6.                      Education.  As requested or offered by WellQuest, Practice and its employees shall participate in providing education and training on electronic medical record systems and other practice functions.

ARTICLE IV
RESPONSIBILITIES OF WELLQUEST

4.1.                      General.  In addition to the specific duties outlined below in this Article IV, WellQuest shall generally be responsible for all management services related to the ordinary and usual business affairs of the Practice in accordance with this Agreement and shall provide such services as are necessary to operate and maintain the business affairs of the Practice in an efficient manner.  WellQuest shall have the power and authority to do any and all actions reasonably necessary, advisable, or proper to conduct the business affairs of the Practice.  WellQuest shall have the right to delegate any of its duties or obligations, or subcontract any of its services, or any portion thereof.

4.2.                      Location, Establishment and Lease of Practice Facilities. WellQuest shall sublease the practice location to the Practice pursuant to the sublease (the “Sublease”) attached hereto as Exhibit A.

4.3.                      Management and Operation.  In carrying out its obligations under this Agreement with respect to the management of Practice’s practice, WellQuest’s services shall include the duties set forth in this Section 4.3:

(a)               Equipment and Business Services.  WellQuest shall obtain, at its expense, all equipment which, in the discretion of WellQuest, is needed to equip the Practice; shall advise the Practice as to governmental compliance; shall establish, in cooperation and consultation with the Practice, policies and procedures for the efficient and economical operation of the Practice; shall provide consulting advice about trends in health care and effective alternatives for positioning and marketing the Practice’s services to patients, employers, third-party payors and other providers; shall design, recommend and administer compensation and benefit packages for the Practice and staff at the Practice; and shall, in consultation with the Practice, assist in maintaining an inventory of all necessary drugs and medical and non-medical supplies for the Practice.

(b)               Marketing Services.  WellQuest, in consultation with the Practice, shall design and implement an advertising and marketing program designed to promote the Practice’s business at the Practice in a manner that both parties deem appropriate.  The marketing program shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession.

(c)               Personnel Services. WellQuest shall employ the personnel WellQuest determines necessary or appropriate to operate the Practice, other than the physicians and other medical staff who must be employed by Practice pursuant to requirements of law.  All such employees will be employed by WellQuest and entitled to such fringe benefits as WellQuest customarily provides for such personnel.  All non-physician personnel required to support and service Practice shall be employed by WellQuest and provided to Practice under the employee lease agreement attached hereto as Exhibit B.

(d)               Financial Services.  WellQuest (i) shall be responsible for billing and collecting payments for all medical services rendered by the Practice to its patients (including negotiations with and collections from insurance companies, HMOs, PPOs, CHAMPUS and other third-party payors), with all such billing and collecting to be done in the name of the Practice; (ii) shall manage and, at the Practice’s request, has agreed to finance its accounts receivable through the purchase thereof with recourse on terms acceptable to both parties; (iii) shall administer the Practice’s payroll; (iv) shall be responsible for and have control of the Practice’s financial records and bank accounts; (v) shall prepare and submit to the Practice monthly financial reports with respect to the operation of the Practice; and (vi) shall, from the Practice’s funds, pay all Practice Operating Expenses, with the exception of Practice Payroll Expenses, which Practice shall pay out of the Practice Payroll Account pursuant to Section5.2 hereof.

(e)               Preparation of Budgets.  WellQuest shall prepare annual capital and operating budgets for the Practice.  WellQuest shall disclose to Practice all Practice Expenses and Regional Costs expensed to Practice, and where WellQuest deems appropriate, WellQuest may consult with Practice regarding budgets and Regional  Costs.

(f)               Accountant Services; Audits and Statements.  WellQuest shall prepare annual financial statements for the operations of the Practice and shall cause the financial statements to be audited by a certified public accountant selected by WellQuest in connection with the audit of the financial statements of Parent.  WellQuest shall prepare monthly unaudited financial statements containing a balance sheet and statements of income from Practice operations, which shall be delivered to Practice within thirty (30) days after the close of each calendar month.  In the event WellQuest’s independent accountants are engaged to prepare the tax return of Practice and the information to be provided by Practice to the Shareholder and to the Practice Employees, such as the firm K-1 and W-2 forms, the cost of preparing such information shall be paid by Practice, and Practice shall be solely responsible for its state and federal income taxes.

(g)               Records.  WellQuest shall supervise and maintain custody of all files and records relating to the operation of the Practice, including but not limited to accounting, billing, patient medical records, collection records, client lists and addresses. Patient medical records shall be located at the WellQuest Centers  so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. WellQuest shall use its best efforts to preserve the confidentiality of patient medical records, shall use information contained in such records only for the limited purpose necessary to perform the services set forth herein, and shall be responsible for damages resulting from a breach of the foregoing due to its negligence; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.  WellQuest shall execute a business associate agreement, attached to this Agreement as Exhibit C, in compliance with the  requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). In order to ensure continuity of care, Practice agrees, that in the event of the termination or expiration of this Agreement, to transfer ownership and custody of the medical records to a successor physician practicing in the same location.

(h)               Computer and Clerical Services.  WellQuest shall supply to Practice necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate service for the operation of the Practice.

(i)                Physician Recruitment. WellQuest shall assist Practice in recruiting additional physicians, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, Practice shall interview and make the ultimate decision as to the suitability of any physician to become associated with the Practice. All physicians recruited by WellQuest and accepted by Practice shall be the sole employees of Practice, to the extent such physicians are hired as employees.

(j)                CME.  WellQuest shall make payment for the cost of professional licensure fees and board certification fees of physicians associated with Practice and continuing medical education up to an annual amount of $8,000.00.  Any expenses above $8,000 annually shall be the financial responsibility of the Practice.

4.4.                      Professional Malpractice Liability Insurance. At all times throughout the term of this Agreement, WellQuest will seek to obtain and maintain for Practice, Practice’s Professional Staff, and Practice’s leased employees, professional liability insurance issued in Practice’s name in an amount of no less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate.  WellQuest may amend such policies to add WellQuest and its parent company as additional named insureds.

4.5.                      Recruiting of Other Practices.  WellQuest agrees that as long as this Agreement is in effect that WellQuest will not undertake in Northwest Arkansas to: (1) recruit another physician to practice except as requested by Practice; (2) manage another physician practice; or (3) engage another physician practice to provide the medical and supervisory services to its WellQuest Center(s).

4.6.                      Contracting Authority.  Practice hereby agrees to permit WellQuest to bind Practice to agreements with third party payors under which Practice will provide medical services to plan enrollees of such third party payors, in a manner consistent with this Agreement.  Practice hereby appoints WellQuest as Practice’s agent and attorney-in-fact to execute agreements with payors binding Practice to provide Practice services, on terms and conditions typically contained in provider agreements with managed care organizations.

4.7.                     Compliance with Applicable Laws. WellQuest shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

4.8.                      Quality Assurance. WellQuest shall assist Practice in fulfilling its obligations to its patients to maintain a high quality of medical and professional services.

ARTICLE V

FINANCIAL ARRANGEMENTS AND DISBURSEMENTS

5.1.                     Accounts Receivable. WellQuest shall purchase the accounts receivable of Practice on a monthly basis.  The consideration for the purchase shall be the actual collections from the accounts receivable, but WellQuest shall make a monthly deposit toward the purchase of the accounts receivable by depositing, by the 10th day of each month, an amount equal to the expected Practice Revenues for the previous month’s services into the Practice Account.  All collections in respect of such accounts receivable shall be deposited in the Practice’s Lockbox Account, which will be subject to a lockbox agreement, in form and substance as that required by the Medicare reassignment rules, instructing that the accounts be swept daily into WellQuest’s bank account with a qualified bank in Arkansas. To the extent Practice comes into possession of any payments in respect of such accounts receivable, Practice shall direct such payments to WellQuest for deposit in WellQuest’s bank account.

5.2.                     Flow of Funds.

(a)  There shall be three (3) bank accounts set up for the Practice: the Practice Account, the Practice Payroll Account, and the Practice Lockbox Account.

(b)  In order to ensure a sufficient flow of revenue into the Practice and to minimize the lag time between the Practice’s provision of medical services and its payment for those services, WellQuest agrees to purchase the Practice’s accounts receivable on a monthly basis, as set forth above in Section 5.1.  WellQuest’s purchase price deposit for the previous month’s accounts receivable shall be made into the Practice Account.  Since WellQuest will have already made the purchase price deposit into the Practice Account, any monies collected for the Practice from patients and third party payors shall be deposited into the Practice Lockbox Account, which shall be subject to a “sweep” order instructing that all funds be swept daily into WellQuest’s bank account.  Actual collections shall be reconciled against WellQuest’s purchase price deposit on an on-going monthly basis.

(c) The Practice Account, which shall be funded by the purchase by WellQuest of the Practice’s accounts receivable, shall be in the Practice’s name, but WellQuest shall have signatory authority and shall make all disbursements therefrom.  WellQuest shall account for all monies so disbursed from the Practice Account.  From the funds in the Practice Account, WellQuest shall pay the following:

(i) $30,000 by the 15th day of each month following the month of services into the Practice Payroll Account; and

(ii) the Practice Expenses.

(d) In the event that WellQuest shall determine that the balance in the Practice Account will, at any time, be insufficient to fund the $30,000 monthly deposit into the Practice Payroll Account or to cover current Practice Expenses, then in such event:

(i) WellQuest shall fund the shortfall for the $30,000 Practice Payroll Account monthly deposit and/or shall pay such Practice Expenses (the “Physician Advances”). Physician Advances shall accrue interest until repaid at the rate of one percent (1%) in excess of the “U.S. Prime Rate” published in the “Money Rates” section of the Wall Street Journal as determined on the first business day of each calendar month during the time of the indebtedness; and

 (ii) WellQuest’s management fee, bonuses, and expenses paid by WellQuest shall accrue, and Practice shall pay such accrued but unpaid management fees, bonuses and expenses as the Practice’s cash flow improves.

(e) Physician Advances, any interest thereon, and accrued management fees and Practice Operating Expenses paid by WellQuest shall be repaid in succeeding months by an amount equal to eighty percent (80%) of Practice Operating Profit for each such month until repaid in full.  Notwithstanding the foregoing, Practice remains obligated to repay all such Physician Advances and to reimburse all amounts owed to WellQuest regardless of whether there is a Practice Operating Profit.

5.3.                      Management Fees:  WellQuest shall be compensated for its services as follows:

(a) a base management fee equal to 7.5% of the Practice Net Revenues; and

(b) a performance bonus for efficient management to be calculated as follows:

(i) a performance ratio (the “Performance Ratio”) will be calculated by dividing the Practice Operating Profit by the remainder of the Practice Net Revenue less Physician Advances and base management fee.

(ii) Practice shall receive all proceeds of the Practice Operating Profit up to a Performance Ratio of 1%.

(iii) WellQuest shall receive a performance bonus equal to $15,000 for each 1% increase in the Performance Ratio above the initial 1%, prorated for any partial percentage increases.

(iv) Practice shall receive the remaining amounts in the Practice Operating Profit after payment of the performance bonus to WellQuest.

ARTICLE VI

RESTRICTIVE COVENANTS

The parties recognize that the services to be provided by WellQuest shall be feasible only if Practice operates an active medical practice to which the physicians associated with Practice devote their full time and attention. To that end:

6.1.                      Restrictive Covenants by Practice. During the term of this Agreement and for a period up to twelve (12) months thereafter, neither Practice nor Physician Shareholder shall establish, operate or provide physician services at any medical office, practice or other health care facility providing services substantially similar to those provided by Practice pursuant to this Agreement anywhere within 25 miles of a WellQuest Center in northwestern Arkansas at which Practice provided services pursuant to the terms of this Agreement (wherever located at such time).  Practice and Physician Shareholder jointly and severally agree that in the event of a breach of this Section 6.1, among any and all other remedies that WellQuest may pursue as a result of such breach, Practice shall pay WellQuest an amount equal to the sum of the prior twelve (12) months’ compensation and benefits paid to its employees, as compensation for the investment of time and capital that WellQuest has made in connection with the provision of exclusive management services to the Practice and in recognition of the value of the trade secrets, confidential business information, and patient contacts provided by WellQuest to Practice and Physician Shareholder pursuant to the relationship created by this Agreement.  Physician Shareholder joins this Agreement for purpose of agreeing to this Section 6.1.

6.2.                      Restrictive Covenants By Current Physician Shareholder and Physician Employees. Practice shall obtain and enforce formal agreements from its current Physician Shareholder and any current or future physician employees, other than Allied Health Professionals, pursuant to which the Physician Shareholder and physician employees agree not to establish, operate or provide physician services at any medical office, practice or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by Practice within 25 miles of the any WellQuest Center in northwestern Arkansas at which Practice provided services pursuant to the terms of this Agreement (wherever located at such time) during the term of their employment and for a period of 12 months after any termination of employment with Practice.  In the event of a breach of this Section 6.2, among any and all other remedies that WellQuest may pursue as a result of such breach, the Physician Shareholder or the breaching physician employee, as the case may be, shall pay to WellQuest an amount equal to the prior twelve (12) months’ compensation and benefits paid to such Physician Shareholder or physician employees, as applicable, as compensation for the investment of time and capital that WellQuest has made in connection with the provision of exclusive management services to the Practice, and in recognition of the value of the trade secrets, confidential business information, and patient contacts provided by WellQuest to Practice and the Physician Employees pursuant to the relationship created by this Agreement.  WellQuest shall be a third party beneficiary of any restrictive covenants contained in the employment contracts between Practice and Physician Employees.

6.4.                      Enforcement. WellQuest and Practice acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article VI shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article VI relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article VI. The invalidity or non-enforceability of this Article VI in any respect shall not affect the validity or enforceability of the remainder of this Article VI or of any other provisions of this Agreement.

ARTICLE VII

INSURANCE AND INDEMNITY

7.1.                      Insurance to be Maintained by Practice. Throughout the term of this Agreement, subject to the provisions of Article IV providing for malpractice premiums and deductibles to be a Practice Operating Expense, Practice shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000 per physician and a separate limit for Practice. Practice shall be responsible for all such liabilities in excess of the limits of such policies. WellQuest shall have the option of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Arkansas. WellQuest shall reimburse Practice for any unearned professional liability insurance premiums paid by Practice to the extent not reimbursed or reimbursable by Practice’s insurance carrier if Practice’s existing professional liability insurance program is cancelled and replaced by a comparable professional liability insurance program initiated by WellQuest.

7.2.                      Insurance to be Maintained by WellQuest. Throughout the term of this Agreement, WellQuest will use reasonable efforts to provide and maintain, as a Practice Operating Expense, (a) comprehensive professional liability insurance for all professional employees of WellQuest with limits as determined reasonable by WellQuest in its national program and (b) comprehensive general liability and property insurance covering the Practice premises and operations.

7.3.                      Tail Insurance Coverage. Practice will cause each individual physician who associates with Practice after the date hereof to enter into an agreement with Practice that upon termination of such physician’s relationship with Practice, for any reason, tail insurance coverage will be purchased by the individual physician. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by Practice and the individual physicians, and Practice hereby covenants with WellQuest to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of Practice. The cost of tail insurance coverage for physicians who are currently associated with Practice shall be a Practice Operating Expense; provided, that the cost of tail insurance coverage for any physician who is an employee of Practice and is serving as a Medical Director under a written contract with WellQuest at the time of termination of this Agreement shall be shared equally by WellQuest and the physician if such termination was pursuant to Section 8.3(c) of this Agreement.

7.4.                      Indemnification. Practice shall indemnify, hold harmless and defend WellQuest, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys’ fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Practice and/or its shareholders, agents, employees and/or subcontractors (other than WellQuest) during the term hereof. WellQuest shall indemnify, hold harmless and defend Practice, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys’ fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by WellQuest and/or its shareholders, agents, employees and/or subcontractors (other than Practice) during the term of this Agreement.

ARTICLE VIII

TERM AND TERMINATION

8.1.                      Term of Agreement. This Agreement shall commence on May 4, 2005, with the performance called for hereunder to commence on September 1, 2005, and shall expire on August 31, 2008 unless earlier terminated pursuant to the terms hereof.  Thereafter, this Agreement shall automatically renew for successive two (2) year terms unless either party gives written notice of its intent not to renew at least 90 days prior to the expiration of the then current term.

8.2.                      Termination by Practice. Practice may terminate this Agreement as follows:

(a)               In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by WellQuest, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by WellQuest, except for the filing of a petition in involuntary bankruptcy against WellQuest which is dismissed within thirty (30) days thereafter, Practice may give notice of the immediate termination of this Agreement.

(b)               In the event WellQuest shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to WellQuest by Practice; provided, that a material default by Well Quest in respect to an obligation to make a payment to Practice (including, but not limited to, WellQuest’s obligation to fund the Practice Payroll Account) shall be grounds for termination of this Agreement if the default is not cured by Well Quest after fifteen (15) days written notice thereof has been given to WellQuest by Practice.

8.3.                      Termination by WellQuest. WellQuest may terminate this Agreement as follows:

(a)               In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Practice, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Practice, except for the filing of a petition in involuntary bankruptcy against Practice which is dismissed within thirty (30) days thereafter, WellQuest may give notice of the immediate termination of this Agreement.

(b)               In the event Practice shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to Practice by WellQuest, WellQuest may terminate this Agreement.

(c)               At WellQuest’s option, WellQuest may terminate this Agreement immediately upon the termination or expiration of the sublease agreement between WellQuest and the Practice, the lease agreement between WellQuest and its lessor, or the Medical Director Agreement between WellQuest and Physician Shareholder.

(d)               At WellQuest’s option, WellQuest may terminate this Agreement immediately in the event the Physician Shareholder or the Practice are investigated, sanctioned or excluded from participation in a federal or state healthcare program, or convicted of a crime, or in the event Physician Shareholder’s license to practice medicine is revoked or restricted.

(e)               At WellQuest’s option, WellQuest may terminate this Agreement immediately upon the occurrence of any incident in which the Practice, the Physician Shareholder, or any of the Physician Employees has engaged in conduct which would be deemed by a reasonable person to be disruptive, intimidating, coercive, harassing or below the acceptable standard of clinical behavior; or which jeopardizes the health or safety of patients or other HealthQuest Center employees, and, if the conduct is that of an individual Physician Employee other than Physician Shareholder, if the Practice fails to immediately remove and replace such Physician Employee with another Physician Employee acceptable to WellQuest;

(f)               At WellQuest’s option, WellQuest may terminate this Agreement upon thirty (30) days notice to Practice in the event that, beginning on the 25th month of the Agreement’s term, the Practice’s net revenue, on a trailing three month basis, does not equal or exceed $500,000.

ARTICLE IX

MISCELLANEOUS

9.1.                      Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

9.2.                      Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

To WellQuest:	WellQuest Medical & Wellness Centers of Arkansas, Inc.
5158 Oak Leaf Drive,

Tulsa, Oklahoma 74131-2653
Attn: Steve Swift

With copies to:	Newton O’Connor Turner & Ketchum
Bank of America Center

15 West Sixth Street, Suite 2700
Tulsa, Oklahoma 74119-5423

Attn: John O’Connor, Esq.

To Practice:	Northwest Arkansas Primary Care Physicians, P.A.
1005 Golf Course Drive

Searcy, Arkansas 72143
Attn: C. Wade Fox, M.D.

With copies to:

Attn:

or to such other address as either party shall notify the other.

9.3.                      Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors and assigns.

9.4.                      Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

9.5.                      Governing Law and Venue. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. The parties acknowledge that WellQuest is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of WellQuest in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by WellQuest shall be deemed waived and forever unenforceable.  The exclusive venue for any action shall be Tulsa County, Oklahoma.

9.6.                      Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

9.7                      Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.

9.8.                      Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

9.10.                    Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party’s written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

9.11.                    Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Practice and WellQuest shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Practice and WellQuest.

9.12.                    Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

9.13.                    Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement.

9.14.                    No Obligation to Third Parties. None of the obligations and duties of WellQuest or Practice under this Agreement shall in any way or in any manner be deemed to create any obligation of WellQuest or of Practice to, or any rights in, any person or entity not a party to this Agreement.

9.15.                    Communications. Practice and WellQuest agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of Practice’s practice.

9.16.                    Survival.  Any provisions of this Agreement creating obligations extending beyond the term of this Agreement will survive the expiration or termination of this Agreement, regardless of the reason for such termination.

9.17                      Arbitration.

(a)       Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof (other than a dispute arising from Practice’s failure to pay indebtedness owed to WellQuest) shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Health Lawyers Association Alternative Dispute Resolution Service or the American Arbitration Association, in Tulsa, Oklahoma, by a single arbitrator qualified and experienced in healthcare law, in accordance with the rules of the Association then in effect in respect to the arbitration of commercial healthcare disputes; provided, that any party hereto may seek injunctive relief from a court and the proceeding for such equitable relief shall not be subject to dismissal or stay as a result of a request for arbitration under this section.  The arbitrator shall have the authority to grand injunctive relief, but the seeking or obtaining of injunctive relief from a court by any party shall not be deemed a waiver by that party of the right to demand arbitration of any dispute arising hereunder.

(b)      The arbitrator may not amend, very or invalidate any provision of this Agreement.  Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator’s reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto.  Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction.  The parties hereby waive the right to appeal the judgment, award or decision of the arbitrator.

(c)       In any such proceeding, the arbitrator shall, after a separate hearing, grant, and the prevailing party shall be entitled to recover, its costs of prosecuting or defending (or both) the claims made, including its reasonable attorneys’ fees and costs, as well as the costs and fees of the arbitrator, shall be borne equally by WellQuest, on the one hand, and Practice, on the other hand, until allocated by the arbitrator as set forth above.

(d)      THE PARTIES ACKNOWLEDGE THAT THEY ARE WAIVING IMPORTANT RIGHTS, INCLUDING THE RIGHT OT TRIAL BY JURY AND THE RIGHT TO THE RESOLUTION OF THEIR DISPUTES BY A COURT, BY ENTERING THIS AGREEMENT.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Practice:

NORTHWEST ARKANSAS PRIMARY CARE PHYSICIANS, P.A., an Arkansas professional association

By:	/s/

Title: President

WellQuest:

WELLQUEST MEDICAL & WELLNESS CENTERS OF NORTHWEST ARKANSAS, INC., an Arkansas corporation

By:	/s/

Title:

Consented to:

C. Wade Fox executes this Agreement
individually for the sole purpose of
consenting to the provisions of Section 6.1:

C. Wade Fox, M.D.,
In his individual capacity

EXHIBIT A

WELLQUEST MEDICAL &

WELLNESS CENTERS OF NORTHWEST ARKANSAS, INC.

SUBLEASE

FOR VALUABLE CONSIDERATION, this SUBLEASE is entered on this ___ day of _____, 2005, by Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association (“Practice”), and WellQuest Medical & Wellness Centers of Northwest Arkansas, Inc. (“WellQuest”), an Arkansas corporation.  Practice and WellQuest agree as follows:

1. Sublease; Subordination to Base Lease.  WellQuest hereby subleases the “Premises” to Practice, and Practice subleases the Premises from WellQuest, on the terms of this Sublease.   This Sublease is further subject to the terms of the “Base Lease”, to the extent such terms do not conflict with this Sublease.  WellQuest represents that Owner has consented to this Sublease.

2. Definitions.  In this Sublease:

a.
“Base Lease” is the lease dated October 6, 2004, entered by HQHealthQuest Medical & Wellness Centers, Ltd., an Oklahoma corporation, (“HQ”) and Owner,  as it may be amended before the Commencement Date of this Sublease.  A true and correct copy of the Base Lease, as amended to date, is attached to the Sublease as Exhibit “1”.

b.	“Building” refers collectively to all of the structures located on the Land, now or in the future.

c.
“Management and Medical Services Agreement” is the Agreement between Practice and WellQuest for the management and operation of Practice’s medical clinic on the Premises and any additional clinics to be operated by WellQuest.

d.
“Medical Director Services Agreement” is the Agreement between C. Wade Fox, M. D. (“Fox”) and WellQuest for the rendition by Fox of services as the medical director of WellQuests medical clinics in northwest Arkansas.

e.	“Land” is the real property, together with all improvements on such real property, described on Exhibit “2” attached to this Sublease.

f.	“Owner” is Rainbow Retail Investments, LLC, c/o Dixie Development, Inc., with offices at 3715 N. Business Drive, Suite 201, Fayetteville, AR 72703, or its successor or assignee.

g.	“Practice Persons” means Practice and Practice’s employees and leased employees.

h.	“Practice’s Share” is 61%, which is the square feet of rentable area of the Premises, divided by the total rentable area under WellQuest’s Base Lease.

i.	“Premises” shall consist of approximately 4,225 square feet of space at the Bentonville Colonnade more particularly shown on Exhibit “3” attached to this Sublease.

j.	“Protected Health Information” is defined in the federal HIPAA privacy regulations.

k.	“WellQuest Persons” means WellQuest and WellQuest’s shareholders, directors, employees, agents, customers, contractors and invitees.

3. Term.   Unless earlier terminated in accordance with this Sublease, the term (the “Term”) of this Sublease shall:  (a) commence on August 1, 2005, if the Premises are approved for occupancy and the operation of Practice’s medical clinic by that date; provided that, in the event the Premises do not meet this condition by August 1, 2005, the term of this Sublease shall commence when WellQuest notifies Practice that the Premises are approved by the appropriate governmental authorities for occupancy and the operation of Practice’s medical clinic; (b) shall remain in effect for as long as the Management and Medical Services Agreement remains in effect.  The date when the Term commences is referenced in this Sublease as the “Commencement Date”.

4. Rent.  Practice shall pay WellQuest “Rent,” which includes Base Rent and Additional Rent, in the amounts and by the times WellQuest is required to pay the same to Owner:

a. Base Rent.  Practice agrees to pay to WellQuest as Base Rent for the Premises:  the aggregate sum of $ [to be inserted when Owner certifies the rent amount due from WellQuest], payable in monthly installments of $[same note] per month for 96 months beginning with the payment due on the Commencement Date;

b. Additional Rent.   For each year of the Term, Practice agrees to pay to WellQuest as Additional Rent for the Premises an amount equal to the sum of Owner’s charges to WellQuest for monthly Operating Costs, as defined herein, utilities, common area maintenance and attendant charges, the buildout of the Premises, signage, and all other charges made under the Base Lease.  Practice shall also pay, as Additional Rent, all property taxes attributed to or measured by the value of the Sublease or the Improvements, which is now or subsequently imposed on WellQuest by Owner or any government or unit thereof, and Practice’s Share of the security deposit required by Owner relative to the Premises.

c. Payment.

1. In General.  Practice shall pay Base Rent in advance on the first day of each calendar month, in advance and without demand.  Practice shall pay Additional Rent within 10 days after WellQuest invoices Practice for the Additional Rent.  Should the term of this Lease commence on a day other than the first day of the month, a pro rata portion of the monthly rent shall be paid in advance.

2. Rent.  All checks for Rent shall be made payable to WellQuest, if payment thereof is not automatically withdrawn from Practice’s bank account, and delivered to the address stated in WellQuest’s notice to Practice until WellQuest advises Practice in writing to use a different mailing address for Rent.  WellQuest may accept a partial payment of Rent without waiving the rights (A) to collect other Rent that is payable or (B) to declare an Event of Default for nonpayment of all Rent.  No restrictive endorsement on a check such as “Payment in Full,” “In Satisfaction of All Claims,” or any other restrictive endorsement, will be binding on WellQuest or effective even if WellQuest accepts, endorses or deposits such check.

d. Value.  The Parties have considered the fair market value of the Rent for this Sublease.  The Parties have engaged separate counsel to represent the Parties.  The Parties have considered the terms of other leases.  The Parties stipulate that:

1. The Rent represents the fair market value rent for the Premises without regard to the use of the Premises as medical clinic.

2. The terms of this Lease represent arms-length terms, are commercially reasonable, and are consistent with fair market value.

5. Operating Costs.  "Operating Costs" are the sum of:

a. Base Lease.  All amounts charged to or paid by WellQuest as rent for operating costs or operating expenses under the Base Lease (excluding additions to the Buildings and Land); plus

b. Other.  To the extent that any of the following are paid or payable by WellQuest under the Base Lease and are, in the sole discretion of WellQuest, attributable to the Premises, all costs or expenses paid or incurred by WellQuest for maintaining, operating or repairing the Premises, Building, Land or personal property used in conjunction therewith, including, but not limited to, all costs and expenses for (i) electricity, water, gas, sewer and other utilities, (ii) refuse collection, (iii) supplies, janitorial and cleaning services, (iv) window washing, (v) insurance, (vi) legal fees, (vii) real estate, personal property, sales and other taxes, (viii) general or special assessments, (ix) zoning and licenses, (x) inspections, (xi) accounting, (xiii) bonds and other amounts to contest any tax or governmental rule or requirement, (xiii) structural or other repairs of equipment, fixtures or other features, (xiv) ADA modifications attributable to the Premises, (xv) management fees that are not payable in connection with the sublease of a specific part of the Building, and (xvi) all other expenses or charges that, in accordance with generally accepted property management principles may be considered an expense of maintaining, operating or repairing the Premises, Building, Land and personal property used in conjunction therewith.

6. Use; Maintenance; Laws.  Practice shall use the Premises only to operate a family medical clinic and all purposes reasonably incidental thereto and for no other purpose without WellQuest’s prior written consent.  Subject only to WellQuest’s duty to maintain the Premises and provide janitorial and waste removal services thereto, Practice shall maintain and use the Premises in a clean, healthful and safe condition and shall cause all Practice Persons to comply with all present and future laws, ordinances, orders, rules and regulations of all governmental agencies or bodies having any jurisdiction over the use, condition or occupancy of the Premises.  Practice shall specifically comply with the requirements of section 21 of the Base Lease, regarding hazardous materials.

7. Performance of Base Lease.

a. In General.  The Premises have been leased to WellQuest by Owner according to the terms of the Base Lease.

b. Obligations under Base Lease.  With respect to the Premises, Practice hereby assumes the duty to perform, and shall perform, all of the obligations of the tenant/lessee, WellQuest, under the Base Lease as well as Practice’s obligations under this Sublease.

c. Notice of Claims.  Practice shall give WellQuest immediate written notice of:

1. Any notice received from Owner;

2. Any notice that is made according to the terms of the Base Lease; or

3. Any circumstance, claim or condition that may result in a breach by WellQuest or Practice of the Base Lease or this Sublease.

d. Owner: No Duties under this Sublease.  Owner is not responsible for any act, omission or breach of contract by WellQuest.  Owner is not a party to and is not responsible for this Sublease.

8. Maintenance, Repairs and Services.  In addition to the obligations regarding maintenance and repairs that are described in the Base Lease:

a. Practice’s Maintenance and Repair.  Practice shall keep the Premises in good maintenance, order, condition and repair, ordinary wear and tear excepted.  Practice shall pay for the full cost of:

1. Repairing all damage to the Premises and

2. Replacing or repairing all glass, fixtures and equipment located on the Premises and damaged or removed without WellQuest's consent; unless such damage was caused by the negligent or intentional acts or omissions of WellQuest or Owner.  Repairs and replacements performed by WellQuest at Practice's expense which will be charged and paid as Additional Rent.

b. Insurance Risks.  Practice shall not do, or permit to be done by any of the Practice Persons, any act in or about the Premises or the Building that would invalidate or increase the cost of fire or other insurance policies covering the Land, the Building, the Premises or the equipment, fixtures, or contents therein or thereof.

c. Waste and Nuisance; Nondisturbance.  Practice shall keep the Premises free from waste and nuisance of any kind and shall use, maintain and occupy the Premises in such a manner as not to interfere with or disturb the use of the Building by other tenants or WellQuest.

d. Alterations.  Practice shall not make any alterations, improvements, installations or additions in or to the Premises without submitting plans and specifications to the WellQuest and securing WellQuest's advance written consent.  All such work shall be done by employees or contractors employed or contracted by WellQuest or, with WellQuest's prior written consent, by contractors engaged by Practice.  As Additional Rent, Practice shall pay WellQuest or Practice's contractors, as the case may be, immediately upon commencement of such work, the full cost of such work and materials.  If Practice pays a contractor directly, then upon completion of the work, Practice shall deliver to WellQuest (i) evidence of the payment to such contractor and (ii) written lien waivers from all contractors and subcontractors, in form and content satisfactory to WellQuest.  Practice shall hold WellQuest harmless from all costs, damages, liens and expenses related to any portion of such work.  If any materialmen's or mechanic's lien is filed against the Premises, the Building or the Land or against the leasehold improvements of the Practice by reason of any work performed or directed to be performed by Practice or Practice's contractor, Practice shall immediately, without notice or demand therefor, discharge such lien of record in the manner provided by law.

e. Title to Alterations and Improvements.  All alterations, improvements, installations and additions in or to the Premises, whether temporary or permanent, made by WellQuest or Practice, immediately shall become the property of Owner or WellQuest, as provided in the Base Lease, free and clear of any lien, claim, title or interest of Practice (regardless of payment by Practice) and shall remain upon the Premises at the termination of this Lease, all without offset, credit, reimbursement or payment of any nature to Practice.  The terms "alterations," "installations," "improvements," or "additions" shall not be construed to include Practice's movable office furniture, or medical or office equipment installed by Practice at Practice’s expense and with WellQuest's prior written stipulation that it will remain Practice’s equipment.  WellQuest may remove any alterations, improvements, installations or additions made by Practice upon termination of this Lease at Practice's expense unless otherwise agreed in WellQuest's prior written consent thereto.

f. Government Mandates.

1. Practice’s Cost.  If any applicable federal, state or local law, rule, regulation, code or similar governmental requirement (collectively called a “Mandate”) requires (i) improvements to the Premises or (ii) in order to meet the unique and special needs of any of the Practice Persons, improvements to the Building, Common Areas or Land, then Practice shall pay, as Additional Rent, Practice’s Share of all costs incurred by WellQuest or Owner making such improvements to the Premises.

2. Pro Rata Cost.  If a Mandate requires improvements to the Building, Land or Common Areas, except for improvements to meet the unique and special needs of a tenant other than Practice, then Practice shall pay, as Additional Rent, Practice’s Share of all costs incurred by WellQuest or Owner making such improvements.

9. Services to Be Furnished to Practice.

a. Practice acknowledges that Owner, under the Base Lease, has agreed to furnish, the following services and utilities to the Premises on and after the Commencement Date, at WellQuest’s expense, and Practice shall pay WellQuest the share of such expenses allocable to the Premises, as determined by WellQuest, upon the request of WellQuest:

1. Air conditioning and heating to provide a temperature and humidity condition required, in WellQuest's sole judgment, for comfortable occupancy of the Premises; and

2. Electricity, water, sewer, gases, medical waste receptacles and disposal, trash removal, custodial services, cable television and telephone access (for Practice’s equipment.

WellQuest may, at the option of WellQuest, furnish, at the expense of Practice, an uninterruptable power supply, emergency generator and backup services.

b. WellQuest reserves the right to stop any or all of the services to be supplied by WellQuest in case of accident or breakdown or for the purpose of making alterations, repairs or improvements thereto.  Neither WellQuest nor Owner shall not be liable for damage by abatement of rent or otherwise for failure to furnish or delay in furnishing any or all of such services, nor shall failure or delay in the furnishing of the same be considered a constructive eviction when such failure or delay is caused by or is the result of accident, fire, flood, wind, forces of nature, vandalism, riot, terrorist activity, act of war, act of God, strikes, labor disputes, material, fuel or labor shortages, governmental or other lawful regulations or requirements, or the failure of any corporation, firm or person with whom WellQuest or Owner may contract for such services to furnish the same, or where such failure or delay is due to any other cause other than WellQuest’s or Owner’s gross negligence.  No failure to furnish or delay in furnishing any of the aforesaid services will relieve Practice from the timely performance of any of Practice's obligations and covenants contained in this Sublease.  Practice releases all claims against WellQuest and Owner for damages for interruption or stoppages of any of the aforesaid services agreed to be furnished by WellQuest, save and except for WellQuest’s or Owner’s gross negligence or intentional act or omission.

c. Except as specifically provided by this Sublease, WellQuest shall only be responsible for furnishing the services required of it in Subsection (a) or otherwise under  this Sublease from Monday through Friday (exclusive of Holidays) between the hours of 7:00 a.m. and 7:00 p.m.

10. Improvements.    WellQuest contracted for Owner to build in the Premises to meet Practice’s requirements.  Practice will pay the cost Owner charges WellQuest to build in the Premises in the same manner Owner charges WellQuest, whether as part of Practice’s Rent or in a lump sum.  When Practice occupies the Premises, Practice will have acknowledged satisfactory completion of construction of the Premises and shall be deemed to have accepted the Premises, with the exception of defective conditions which are not open and obvious. WellQuest, not Practice, may take all depreciation and tax credits relating to amounts WellQuest is charged for the construction, improvements, or any later alterations to the Premises.

11. Common Areas.  During the Term, the Practice Persons have the non-exclusive right, in common with the WellQuest Persons and other Building tenants, to use all Common Areas of the Building and all parking areas, walkways, rights-of-way, driveways, and means of ingress and egress, designated by WellQuest or Owner from time to time as Common Areas to serve the Building, subject to Practice’s compliance with the Rules and Regulations and rights reserved by WellQuest in Sections 14 and 18 of this Sublease.  Said common areas in the Building, common parking, walkways, driveways, rights-of-way, and areas of ingress and egress servicing the Building, together with all landscaped areas thereof, are collectively called the "Common Areas."  WellQuest may restrict parking for the Practice Persons to a designated area on the Land or adjoining parking areas.

12. Termination of Sublease. This Sublease shall terminate upon the mutual agreement of the parties, the termination of the Management and Medical Services Agreement or the termination of the Base Lease, and may, at the option of WellQuest, terminate upon the termination of the Medical Director Services Agreement.

13. Quiet Enjoyment.  WellQuest agrees that, if Practice timely performs all of the terms and conditions of this Sublease, Practice may peaceably and quietly occupy the Premises on the terms and conditions of this Sublease.

14. Rules and Regulations.  Practice shall obey all rules and regulations of the Premises and Building as outlined from time to time by WellQuest or Owner.  WellQuest may add to or change such rules and regulations that (a) relate to legal or insurance requirements or to the safety and operation of the Land, Building or Premises, or (b) do not unreasonably affect Practice's use of the Premises.  WellQuest shall not be liable for failure of any other tenants to obey such rules or regulations.  WellQuest’s failure to enforce any current or subsequent rule or regulation against any other tenant shall not constitute a waiver thereof.

15. Inspection.  WellQuest’s agents and employees may enter upon the Premises at all reasonable hours for the purpose of inspections, alterations or repairs to the Premises or the Building.  In the event of emergency, WellQuest’s agents or employees may enter the Premises at any time and may perform any acts related to safety, protection, preservation or improvement of the Building or the Premises.  Practice shall provide WellQuest a key, and access codes, to all areas of the Premises.  Practice shall not change any key or access code without first notifying WellQuest and providing WellQuest a copy of such new key or code, which WellQuest may provide to Owner.  Except for repair of casualty damage, Practice shall not be entitled to any damages, by abatement or reduction of rent or otherwise, because of work performed within the Building or Premises by WellQuest.

16. Assignment and Subletting.

a. By Practice.  Practice shall not assign, mortgage this Lease, sublet or mortgage all or any portion of the Premises.  Any sale or other transfer, individually or in the aggregate, within a 24-month period, of 25% or more of the voting, income or capital interests in Practice, shall constitute an assignment for purposes of this Section.

b .By WellQuest.  WellQuest may assign its rights and obligations under this Sublease, or sublet all or any portion of the Premises, without Practice's prior written consent, to any entity that is related or unrelated to WellQuest.  Upon the assignee’s assumption of WellQuest’s obligations that accrue after the date of such assignment, WellQuest shall be relieved of all such obligations under this Sublease.

17. Subordination and Attornment.  This Sublease is and shall be subject and subordinate to all mortgages and deeds of trust now or in the future placed on the Building or the Land and to all renewals, modifications, consolidations, replacements and extensions thereof.  Within 10 days after a request by WellQuest, its lender or any purchaser, Practice shall execute and deliver to WellQuest any documents reasonably necessary to confirm such subordination.  Notwithstanding the foregoing, any lender shall have the unilateral right to subordinate its mortgage or deed of trust to Practice.  As long as a lender or a purchaser of the Land agrees to continue Practice in possession of the Premises under this Sublease, Practice shall attorn fully to such lender or purchaser.

18. Rights Reserved by WellQuest.  WellQuest, for itself and for Owner, reserves the following rights, exercisable without notice and without liability to Practice for damage or injury to property, persons or business (all claims for damage or injury being hereby released and waived) and without effecting an eviction or disturbance of Practice's use or possession of the Premises or giving rise to any claim for set-offs or abatement of Rent:

a. To change the name or street address of the Building.

b. To exercise exclusive control and management of all parking and Common Areas serving the Building.  At any time WellQuest may:

1. Change the areas, location and arrangement of all parking and Common Areas, including rights-of-way and driveways;

2. Restrict parking by  Practice, and its employees, patients, agents, and invitees to designated areas within the existing parking areas and to any future noncontiguous parking area; and

3. Perform such other acts in and to the Premises and its related improvements and to the parking and Common Areas and Improvements as, in the exercise of good business judgment, WellQuest determines to be desirable.

c. To install, maintain or remove any or all signs on the exterior or interior of the Building or the Common Areas.

d. To designate and approve, prior to installation, all types of window coverings, fans, ventilators or equipment.

e. To designate and control all sources furnishing sign painting and lettering, ice, mineral or drinking water, towels, vending machines and toilet supplies used or consumed on the Premises and within or about the Building, or like or other services, and, in general, to reserve to WellQuest the exclusive right to designate, limit, restrict and control any business and any service in or to the Building and its tenants.

f. To take all such reasonable measures as WellQuest may deem advisable for security of the Premises or its occupants.  Neither this nor any other provision contained in this Lease shall be construed, expressly or impliedly, as requiring the WellQuest to provide security or other protective services with respect to the Premises, the Building, parking or other Common Areas.

g. To require the evacuation of the Premises for cause, or for drill purposes.

h. To deny access to the Building temporarily and to close the Building on a regular schedule, or at other specified times, as WellQuest may determine, subject, however, to Practice's right to admittance under such regulations as shall be prescribed from time to time by WellQuest.

i. To regulate and approve the weight, size, electric and heat load, and location of all equipment and articles in the Premises, and to require all such items to be moved into and out of the Building and Premises only at such times and in such manner as WellQuest shall direct.  Movement of Practice's property into or out of the Premises and within the Premises is at Practice’s sole and entire risk and responsibility.  WellQuest reserves the right to require permits before allowing any such property to be moved into or out of the Building.

j. To do or permit the exercise of any right regarding the Premises, the Building or the Land as Owner may have under the Base Lease.

k. To prohibit the placing of vending or dispensing machines of any kind in or about the Premises without WellQuest’s prior written permission.

l. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy during the last 90 days of the Term before Practice vacates the Premises, or at any time after Practice abandons the Premises.  This provision does not authorize Practice to vacate or abandon the Premises.

m. At any time to decorate and make repairs, alterations, additions and improvements, structural and otherwise, in or to the Premises, the Building, the Land, or any part thereof.  During any such operations, without abatement of rent, without causing an eviction of  Practice and without affecting any of Practice's obligations hereunder so long as the Premises are reasonably accessible, WellQuest may:

1. Take into and through the Premises or any part of the Building all materials and equipment related to such operations.

2. Temporarily close doors, entryways, public space and corridors in the Building.

3. Interrupt or temporarily suspend the operation of Building services and facilities.

4. Change the arrangement and location of entrances or passageways, doors, corridors, elevators, stairs, and Common Areas.

19. Disclaimer of Liability; Indemnification; Etc.

a. In General.  WellQuest and Owner shall not be liable to any Practice Person for:

1. Any death, injury, disability or damage to person or property caused by any action, omission or negligence of WellQuest, Owner or Practice;

2. Any theft or disappearance of property from the Premises;

3. Any casualty, fire, delay or failure to provide goods or services; or

4. Any defect in the quality of the Premises or in any good or service.

b. Limitation of Liability.  WellQuest shall not be liable to any Practice Person for a breach of this Sublease.  Practice’s sole remedies for WellQuest’s breach of this Sublease are (i) to recover in rem against WellQuest’s equity, if any, in the lease of the Premises, (ii) to receive an abatement of rent in the specific instances permitted by the terms of this Sublease or (iii) in an appropriate case, to obtain injunctive relief.  WellQuest shall not be required to pay incidental, consequential or punitive damages.  Practice agrees that these limitations of remedies are reasonable and have been considered in calculating the Rent.

c. Indemnification.  Practice shall indemnify WellQuest and Owner from and pay for WellQuest’s (and Owner’s) defense of all claims for any death, injury, disability or damage caused by any Practice Person, occurring on the Land, Building or Premises or made on behalf of any Practice Person or a patient of Practice; provided that Practice is not required to indemnify a person for that person’s gross negligence or willful and intentional misconduct.  In addition, Practice shall indemnify and defend the Owner and WellQuest for every condition, risk or claim described in the indemnification clauses of the Base Lease.

20. Privacy.

a. In General.  All information in any form (written, computer, oral or other) regarding WellQuest’s business, practice, employees, contracts, suppliers, finances, clients, customers and other information held or regarding WellQuest is WellQuest’s confidential and proprietary information (“Confidential Information”).  Practice shall not receive or possess any Confidential Information.  If, in any manner, Practice comes into possession of any Confidential Information, Practice  immediately shall return such information to WellQuest and shall not use or disclose any of such Confidential Information.

b. Medical Information.  This Sublease does not give Practice, WellQuest or Owner any right to inspect, copy or use another’s Protected Health Information.  In exercising its inspection rights, WellQuest and Owner shall give due regard to the legitimate privacy rights of Practice patients who are on the Premises when the inspection occurs.

21. Insurance.

a. Through the entire Term, Practice shall maintain, at its sole cost and expense, the following types of insurance in the amounts specified and in the form hereinafter provided for:

1. General Liability.  Commercial general liability insurance covering Practice and all physicians who use the Premises, against claims for personal injury, death or property damage occurring upon, in or about the Premises, Land or Building. Such insurance shall have limits of not less than $1,000,000 per person and $1,000,000 per occurrence for personal injury to or death of any number of persons arising out of any one occurrence, and $1,000,000 (for physicians, but $3,000,000 for Practice) for property damage arising out of any one occurrence.  Practice’s insurance coverage required under this Subsection shall include coverage for liability hazards as defined in the policy forms and endorsements for premises and operations liability, personal injury liability, terrorism, products and completed operations liability, broad property damage liability and contractual liability, which shall extend to any liability of Practice arising out of the indemnities granted under this Lease.

2. Casualty.  Throughout the entire Term, Practice shall maintain “All Risk” or “Fire and Extended Coverage” property insurance covering Practice’s trade fixtures and personal property, and the trade fixtures and personal property of all physicians that are located on or about the Premises, and all leasehold improvements to the Premises which Practice is required to maintain or repair.  Such insurance shall be carried at the replacement cost of the insured property, and shall provide protection against perils that are covered under standard insurance industry practices within the classification of “All Risk” or “Fire and Extended Coverage” property insurance, including but not limited to, loss or damage from fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, water damage, collapse, sprinkler leakage, vandalism, malicious mischief, terrorism, earthquake and flood.

3. Worker Compensation.  If Practice has employees or leased employees, worker compensation insurance.

b. All such insurance policies shall be maintained on an “Occurrence,” not “Claims Made,” basis with financially responsible insurance companies that are acceptable to WellQuest and that are authorized to insure risks in the State of Arkansas.  Such insurance shall be issued in the name of Practice or the applicable physician, with WellQuest and Owner named as additional insureds on all such policies.  Practice shall promptly deliver to WellQuest a certificate or certificates (i) listing the insurers and policy numbers, for all of the insurance required to be maintained under this Sublease, (ii) warranting that said insurance is in full force and effect and that such insurance and the policies evidencing the same comply with the requirements of this Sublease; and (iii) containing an endorsement that the insurer will not cancel, amend or fail to renew the policy without notifying WellQuest and Practice by certified or registered mail at least thirty (30) days in advance of such cancellation or amendment.  If Practice fails to procure any insurance required hereunder, or fails to maintain the insurance in force continuously during the term, WellQuest has the option, but not the obligation, to procure such insurance for Practice, and Practice shall immediately reimburse WellQuest for the cost of such insurance on written demand.

22. Untenantability.  If the Premises or the Building are, in whole or in part, made untenantable by fire or other casualty, WellQuest may elect:

a. To terminate this Sublease as of the date of the fire or casualty by notice to Practice within 60 days after the occurrence; or

b. To commence repair or reconstruction of the Building or the Premises at WellQuest's expense within 90 days after WellQuest is enabled to take possession of and to commence such repairs or reconstruction of the damaged Building or Premises, in which case the Lease shall not terminate but rent shall be abated on a per diem basis while a substantial part of the Premises is untenantable.  If, however, Practice occupies part of the Premises during such repairs or reconstruction, Practice shall pay rent for the part of the Premises that it occupies.  If WellQuest elects so to repair or reconstruct the Building or the Premises and does not substantially complete the work within 180 days after such repairs or reconstruction is commenced, either party may terminate this Sublease as of the date of the fire or casualty by notice to the other party not later than 210 days after such repairs or reconstruction begins.

In the event of termination of the Sublease pursuant to this Section, Rent shall be apportioned on a per diem basis and paid to the date of the fire or casualty.  In no event shall WellQuest be liable any damages to any  Practice Person resulting from any fire or casualty to the Building or the Premises, or from any repair or reconstruction of the Premises.

23. Eminent Domain.  If the whole or any substantial part of the Premises is taken or condemned for any public use or purpose, the Term shall end when, and not before, the possession of the part so taken is taken by the authority that takes the property.  Rent for the month in which the taking occurs shall be apportioned as of the date of such termination.  If part but not all of the Premises is taken or condemned, so that Practice may continue to occupy the Premises not taken, the Base Rent and Practice’s Share shall be reduced pro rata based on the net rentable area of the Premises so taken.  The entire condemnation award shall be the property of WellQuest without apportionment to Practice.  Practice shall not claim or have any right to compensation for the condemnation of Practice’s leasehold, but may claim a right to compensation for the condemnation of Practice’s movable tangible personal property.

24. Surrender of Premises.  At the end of the Term, Practice immediately shall surrender peaceable possession of the Premises and deliver the Premises to WellQuest in as good repair and condition as at the commencement of Practice's occupancy, reasonable wear and tear and damage or destruction by fire or other casualty (that is not caused by a Practice Person) excepted.  Practice shall deliver all keys and access cards to the Premises to WellQuest.  If possession is not immediately surrendered, WellQuest may take possession of the Premises and expel or remove Practice and any other person occupying all or a portion of the Premises by force if necessary, without having civil or criminal liability.

25. Brokers.  Neither party was represented by a broker in connection with this transaction.  Each party shall indemnify and defend the other party against all claims for a commission arising out of this Sublease.

26. Right to Enforce.  To the extent that any of WellQuest’s obligations are required to be performed by Owner, Practice shall rely on and look solely to Owner for the performance thereof.  WellQuest may, in its option and sole discretion (but shall not have any liability for failing to do so):

a. Perform any duty of Owner.  In such event, WellQuest shall have the full right to receive the performance of such duty, or payment therefor, either from Owner or (if permitted by the Base Lease) Practice;

b. Perform any duty of Practice under this Sublease or under the Base Lease and for that purpose WellQuest or its contractors may enter the Premises at any time.  If WellQuest performs any Practice duty, Practice shall pay to WellQuest as Additional Rent (i) the entire direct cost of such performance, (ii) WellQuest’s reasonable attorney and management fees and (iii) interest on the sum of (i and ii) at 15% per annum.  Neither WellQuest nor Owner shall be liable for any damage to the Premises or to any property, or for any loss of use of Premises, relating to any action described in this Subsection (b); or

c. Assign any right described in this Sublease to Owner, and in such event WellQuest shall have no liability for any action or inaction of Owner.

27. Default.  Each of the following events is an Event of Default under this Sublease:

a. Practice fails to pay any installment of Rent exactly as and when due.

b. Either party fails to comply with any material non-payment term of this Sublease other than the payment of Rent and does not cure such failure within 30 days after written notice thereof to that party.

c. Either party fails to comply with any material term of the Base Lease with respect to the Premises, and does not cure such failure within any notice period described in the Base Lease.

d. Practice becomes insolvent, makes a transfer in fraud of creditors, ceases paying its obligations generally or makes an assignment for the benefit of creditors.

e. Practice files a petition under any section or chapter of the Bankruptcy Code, as amended.

f. An order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor adjudicating Practice bankrupt or insolvent, or approving a petition seeking Practice’s reorganization or appointment of a receiver, trustee or liquidator of Practice, or of substantially all of Practice's assets, and such order, judgment or decree continues unstayed and in effect for  any period of thirty (30) consecutive days.

g. A receiver or trustee is appointed for all or substantially all of Practice’s assets.

h. A levy, execution or attachment is made on Practice or any of Practice's property, and is not vacated or removed by court order, bonding or otherwise within a period of thirty (30) days after it is made.

i. Practice abandons or vacates any substantial portion of the Premises for a period of ten (10) days.

j. Practice does or permits to be done anything which creates a lien upon the Premises.

k. Practice states, in writing, that any part of this Sublease is invalid, is unenforceable or is not the Parties’ agreement.

l. An Event of Default by Practice occurs under the Management and Medical Services Agreement, the Medical Director Services Agreement or a material default occurs under any other agreement between the Parties.

WellQuest shall not be in default under this Sublease unless Practice gives WellQuest a notice specifying WellQuest’s failure to perform this Sublease and, within 30 days thereafter, WellQuest does not take reasonable steps to cure the breach.

28. Remedies upon Default.  Upon the occurrence of any such Event of Default by one party, the other party shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

a. Declare all future Rent for the remainder of the Term to be accelerated and to be payable immediately.

b. Terminate this Sublease, in which event Practice shaIl immediately surrender the Premises  to WellQuest.  If Practice fails to surrender the Premises after the Sublease is terminated, WellQuest may enter upon and take possession of the Premises and expel or remove Practice and any other person who may be occupying any part of the Premises, without being liable for prosecution or any claim for damages as a result of such actoin.  Practice shall pay to WellQuest on demand the full amount of all loss and damage which WellQuest may suffer by reason of such termination and removal, whether through inability to relet the Premises on satisfactory terms or otherwise.

c. After entering upon and take possession of the Premises  and expeling or removing Practice and any other person who may be occupying any part of the Premises, attempt to relet the Premises on such terms as WellQuest may deem advisable and receive the rent therefor; and Practice agrees to pay to WellQuest on demand any deficiency in Rent for the remainder of the Term that may arise by reason of such reletting (after deducting all make-ready, alteration and renovation costs, broker fees, interest and other amounts incurred by WellQuest to cause the Premises to be relet).

d. Exercise any right or remedy of the lessor under the Base Lease.

e. WellQuest may sue for and collect Rent, or damages from Practice’s breach, without terminating the Sublease.

f. If, on account of any breach or default by Practice in its obligations hereunder, WellQuest employs an attorney to enforce or defend any of WellQuest’s rights or remedies hereunder, Practice shall pay, as additional Rent, all reasonable attorney fees and costs incurred by WellQuest in such connection.

g. Practice shall pay to WellQuest, as Additional Rent, interest at the rate of 15% per annum on all Rent due WellQuest that is not paid within five (5) days after such Rent becomes due and payable, such interest to accrue from the date such payment is due and payable.  (Interest on interest is not, however, payable to WellQuest by Practice.)

h. WellQuest may recover from Practice, as Additional Rent, all damages owing to Owner as a direct or indirect result of Practice’s breach.

i. WellQuest may exercise any or all other rights or remedies which it may have for possession, rent, arrearages in rent, damages, other remedies under this Sublease or under the Base Lease, in law, by statute or at equity.

All remedies are cumulative and may be taken in any order selected by WellQuest.  If WellQuest elects to re-enter or take possession of the Premises, Practice waives notice of such re-entry or repossession and of WellQuest’s intent to re-enter or retake possession.  The pursuit of any remedy shall not constitute a forfeiture or waiver of any Rent due to WellQuest or of any damages accruing to WellQuest by reason of any breach of any of this Sublease.  WellQuest’s waiver of or forbearance to enforce one or more of its remedies for an Event of Default shall not constitute a waiver of such Event of Default or of a waiver or forbearance with respect to any other remedy.  The loss or damage which WellQuest may suffer by reason of termination of this Sublease or the deficiency arising by reason of any reletting by WellQuest shall include the expense of repossession and any repairs or remodeling undertaken by WellQuest following repossession and until the end of the Regular Term.  No reentry of the Premises by WellQuest shall constitute an election by WellQuest to terminate this Sublease unless WellQuest specifically notifies Practice in writing that the Sublease has been terminated.  Practice, for the purposes of this Sublease, waives any and all stay and homestead laws of the State of Arkansas.

29. WellQuest’s Security Interest.

a. Grant.  In addition to the statutory Landlord’s lien, but subject to the lien of any source of purchase money financing procured at any time by Practice for the acquisition of equipment, fixtures, inventory or supplies, (which purchase money security interest must be properly and timely perfected to be superior to WellQuest’s lien), Practice grants to WellQuest a continuing security interest in all of Practice’s Accounts, Inventory, Equipment, Supplies, Contract Rights, General Intangibles, Contract Rights, Tenant Improvements, Fixtures, proceeds and products of any such collateral, and all such collateral now existing or hereafter acquired.  All of such items of property (including, without limitation, proceeds and products) are referenced as the “Collateral.”

b. Secured Indebtedness.  The Collateral secures payment of all Rent and secures payment of all damages or losses that WellQuest may suffer by reason of any breach by Practice of this Sublease.  None of the Collateral shall be removed from the Premises without WellQuest’s consent until Practice has paid all arrearages in Rent and has performed all the terms of this Sublease.

c. Remedies.  After any Event of Default, in addition to any other remedies that either party has, WellQuest may, at its option:

1. Have and exercise all of the rights of a secured party under the Arkansas Uniform Commercial Code;

2. Enter upon the Premises and take possession of all Collateral without liability for trespass or conversion; and

3. Sell the Collateral at one or more commercially reasonable public sales, in one or several lots, with or without having such property at the sale, after giving Practice reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made. At any such sale, WellQuest or its assigns may purchase Collateral unless otherwise prohibited by law.  Unless otherwise required by law, and without intending to exclude any other manner of giving Practice reasonable notice, the requirement of reasonable notice shall be met if such notice is given in the manner prescribed in this Sublease for other notices at least 10 days before the time of sale.

d. Proceeds of Sale.  The proceeds from any such sale, less all expenses connected with the taking of possession of, holding and selling the Collateral (including reasonable attorney fees and other expenses), shall be applied as a credit against the secured indebtedness.  Any surplus shall be paid to Practice or as otherwise required by law.  Practice shall pay all deficiencies immediately as Additional Rent.

e. Financing Statement.  Upon request by WellQuest, Practice shall execute and deliver to WellQuest financing statements in a form sufficient to perfect WellQuest’s security interests under the provisions of the Arkansas Uniform Commercial Code.  A photocopy of this Sublease may be filed as a financing statement.

f. Statutory Lien.  WellQuest's statutory lien for rent is not waived.  The security interest granted in this Section is in addition to such statutory lien.

30. Estoppel Certificate.  Within ten (10) days after WellQuest requests a statement described in this Section, Practice shall execute and deliver to WellQuest a statement, in writing and in form and substance satisfactory to WellQuest, certifying (a) that this Sublease is in full force and effect, (b) the ending date of the Term, (c) that all Rent is paid currently without any offset or defense, except as noted therein (d) the amount of Rent, if any, paid in advance, (e) any amendments to this Sublease, (f) that there are no uncured defaults by Owner or WellQuest or stating in reasonable detail those defaults claimed by Practice, and (g) such other matters as may be reasonably requested by WellQuest.

31. No Required Referrals.  This Lease is not based on the value or volume of referrals, or the promise or anticipation of any referrals, from one party to the other.  Neither Party is required to make any referral to the other party at any time.

32. Notices.  All notices required under this Sublease shall be in writing and shall be deemed to be properly served if delivered personally or if sent by Certified Mail with Return Receipt Requested to WellQuest at the address stated below in the signature section of this Sublease with a simultaneous copy to the last address where rent was paid, or to Practice at the address of the Premises, until such time as either Party shall advise the other in writing as to a different mailing address.  The effective date of mailed notices shall be the date stamped on the envelope by the United States Post Office Department.  The Parties shall not refuse to accept delivery of said notices.

33. Holding Over Does Not Extend Sublease.

a. Holding Over.  If Practice remains in possession of any part of the Premises after the end of the Term without the execution of a new Lease by WellQuest, Practice shall be deemed to be occupying the Premises as a holdover tenant subject to all of the conditions, provisions and obligations of this Sublease, EXCEPT that the amount of monthly rental to be paid during each month or partial month of the holdover shall be two times the amount of the monthly Rent installment payable for the last full calendar month immediately preceding the expiration of the Term and Practice hereby indemnifies WellQuest and HQ from any and all losses, liabilities, costs, fees (including attorney’s fees), damages, judgments or expenses WellQuest or HQ may incur as a consequence of the holdover.  In no event shall this Subsection be deemed to authorize any holding over by Practice.  WellQuest may require Practice to leave the Premises immediately upon the end of the Term or at any time thereafter.

b. Money Received After Termination.  No receipt of money by WellQuest from Practice after the termination of this Lease (however such termination may occur), service of any notice, commencement of any suit or final judgment for possession, shall reinstate, continue or extend the term of this Lease, affect any such notice, demand, suit or judgment, or extend Practice's right of possession to any part of the Premises.

34. Time of Essence.  Time is of the essence in the performance by the parties of each term, covenant and condition of this Sublease.

35. Binding Effect.  This Sublease shall inure to the benefit of and shall bind the successors and assigns of the parties.  Practice shall, however, not have any right to assign, mortgage or otherwise encumber the Premises or this Sublease or to further sublease the Premises except as expressly permitted in advance in writing by WellQuest.

36. Severability. Should any clause or provision of this Sublease be held invalid or void for any reason, such invalid or void clause or provision shall be enforced to maximum extent allowed by law and the deletion of the invalid or void portion of this Sublease shall not affect the remaining terms of this Sublease, but the balance of the provisions of this Sublease shall remain in full force and effect.

37. Interpretation.  This Sublease shall be governed by, and construed in accordance with, Arkansas law. Captions are inserted for ease of reference and are not to be used to interpret the text.

38. Entire Agreement.  This Sublease states the entire agreement of the parties with respect to the all elements of the sublease by Practice of the Premises.  There are no “side deals,” and there are no terms or conditions relative to the sublease which are not stated in this document.  All attached Exhibits are incorporated into this Sublease by reference.

Wherefore, the parties have executed this Sublease on the day and year first above written.

Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association

By:	/s/
Title:

WellQuest:

WELLQUEST MEDICAL & WELLNESS CENTERS OF NORTHWEST ARKANSAS, INC.,an Arkansas corporation

By:
Title:

EXHIBIT 1:  BASE LEASE

[Filed as exhibit 10.6 to the Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 8, 2008]

EXHIBIT 2:  LAND

[Deleted and not included in the original]

EXHIBIT 3:  PREMISES

Exhibit B

Employee Lease Agreement

EMPLOYEE LEASE

THIS EMPLOYEE LEASE made as of the ____ day of __________, 2005, by and between Northwest Arkansas Primary Care Physicians, P.A. , an Arkansas professional association (the “Practice”) and WellQuest Medical & Wellness Centers of Northwest Arkansas, Inc. d/b/a WellQuest, an Arkansas corporation (“WellQuest”).

BACKGROUND:

WellQuest intends to operate centers (the “WellQuest Centers”) throughout northwestern Arkansas that provide one-stop primary healthcare and wellness services.  WellQuest plans to establish the initial WellQuest Center in Bentonville, Arkansas. Each WellQuest Center will consist of a medical spa, a retail health and wellness shop, and related health and wellness services as WellQuest determines are necessary or desirable.

The parties hereto have entered into that certain Management and Medical Services Agreement as of the date hereof pursuant to which, among other matters, the parties agreed to enter into this Agreement, because Practice desires to contract with WellQuest, and WellQuest wishes to contract with Practice, for the provision of employees and services incidental to employee payroll, benefits, supervision and management;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Provision of Employees.  WellQuest agrees to employ and provide all non-physician medical personnel to Practice in order to allow Practice to have sufficient personnel to carry on its medical activities at the WellQuest Center.  Practice agrees to outline the job requirements of the positions to be filled and to keep WellQuest informed of subsequent personnel needs or changes.

2.           Fees.  Practice agrees to remit to WellQuest monthly an amount equal to the cost of employing the personnel consisting of the following items:

(i)
Wages and salary per the schedule submitted by WellQuest to the Practice from time to time (if Practice does not object to such schedule within 48 hours of receipt, such schedule shall be deemed accepted).

(ii)	Payroll taxes; and

(iii)
Fringe benefits, including all reasonable fringe benefits which are or may become standard for personnel at the WellQuest Center (such as health insurance, disability insurance, life insurance, retirement plans, seminar and related travel expenses and professional dues).

3.           Supervision of Personnel.  WellQuest shall be responsible for hiring, firing, supervising, payroll and all other administrative functions usually performed by an employer; provided, however, Practice and WellQuest shall cooperate in making personnel decisions to the extent feasible.  WellQuest and Practice shall agree on an established schedule for holidays, vacations and sick leave policies for WellQuest’s employees employed to work with Practice.  WellQuest shall be responsible for maintaining written records of hours worked by all salaried and hourly personnel, including regular and overtime hours.

4.           Payroll Taxes.  WellQuest acknowledges that it is responsible for payment of all payroll taxes for its employees and agrees to furnish proof of such payments to Practice upon written request.

5.           Employee Review.  WellQuest shall periodically, but not less than annually, review and evaluate the performance of all personnel leased to Practice. Moreover, Practice shall provide to WellQuest its own review and evaluation of the performance of all personnel.

6.           Conduct of Practice.  Practice covenants and agrees to obey all federal, state and local statutes regarding treatment of employees in a business situation.  While the parties hereto recognize and affirm that the employees leased to Practice are the employees of WellQuest, Practice covenants and agrees not to conduct itself in any manner such as to make WellQuest liable for, or subject to any racial or sexual discrimination charges, wage and hour violations or any such other offenses for which WellQuest may be liable for damages or fines, or subject to criminal prosecution, without WellQuest’s knowledge or consent.

7.           Indemnification by Practice.  Practice agrees to indemnify and hold WellQuest harmless for any and all expenses, including all reasonable attorney's fees and the costs of defense of any actions brought against WellQuest by any party as a result of any actions, whether intentional or negligent, or any failure to act on the part of Practice, or for any actions, whether intentional or negligent, or any failure to act on the part of any or all employees of WellQuest if such actions or failures to act result in legal or regulatory action being brought against WellQuest.  Practice hereby agrees to indemnify and hold WellQuest harmless for all of the above related expenses, and also for any judgment or fine which might be levied or adjudged against WellQuest as a result of Practice's actions or failures to act, or as a result of WellQuest’s employees' actions or failures to act.

8.           Term.  This Agreement shall terminate when the Management and Medical Services Agreement terminates or expires.

9.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and no modification, amendment or waiver of this Agreement or any provision thereof shall be binding upon either party unless confirmed by written instrument signed by each party.

10.           Governing Law.  The validity, construction and effect of this Agreement, and all extensions and modifications thereof, shall be construed in accordance with the laws of the State of Oklahoma.

11.           Breach.  In the event that Practice fails to make any payments due to be paid to WellQuest hereunder or fails to comply with any other terms of this Agreement, and it becomes necessary for WellQuest to retain the services of any attorney to enforce the terms of this Agreement, then Practice shall be liable to WellQuest for all reasonable attorneys' fees incurred in enforcing the terms of this Agreement together with all costs incident thereto.

12.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the successors, heirs and assigns of the parties hereto.

13.           Assignment.  Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that WellQuest may assign this Agreement to any of its affiliates without the prior written consent of Practice.

14.           Notices. The notice provisions in the Management and Medical Services Agreement are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Practice:

Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association

By:	/s/
Title:

WellQuest:

WELLQUEST MEDICAL & WELLNESS CENTERS OF NORTHWEST ARKANSAS, INC., An Arkansas corporation

By:
Title:

Exhibit C

Business Associate Agreement Regarding HIPAA Compliance

This Business Associate Contract (the “Contract”) is entered into by Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association (“Covered Entity”), and WellQuest Medical and Wellness Centers of Northwest Arkansas, Inc., an Arkansas corporation (“Business Associate”) in satisfaction of the requirement of Covered Entity to obtain satisfactory assurances from Business Associate that Business Associate will safeguard and protect all Protected Health Information (“PHI”) it receives.

RECITALS

Covered Entity and Business Associate desire to protect the privacy and provide for the security of PHI disclosed to Business Associate in compliance with the Health Insurance Portability and Accountability Act of 1996, (“HIPAA”) and regulations promulgated thereunder by the U.S. Department of Health and Human Services (the “HIPAA Regulations”) and other applicable laws and regulations.

The purpose of this Agreement is to satisfy certain standards and requirements of HIPAA and the HIPAA Privacy Regulations (“Privacy Rule”), including, but not limited to, Title 45, Section 164.504(e) of the Code of Federal Regulations (“CFR”), as the same may be amended from time to time.

Covered Entity will disclose certain information to Business Associate, some of which may constitute PHI.

Business Associate is an individual or entity who provides services involving the use or disclosure of PHI.

In consideration of the mutual promises made below and the exchange of information pursuant to this Agreement, the parties agree as follows:

Section 1.                                Definitions

a.           “Business Associate” means WellQuest Medical & Wellness Centers of Northwest Arkansas, Inc., an Arkansas corporation.

b.           “Covered Entity” means Northwest Arkansas Primary Care Physicians, P.A., an Arkansas professional association.

c.           “Individual” has the same meaning as the term “Individual” in 45 C.F.R. §164.501 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. §164.502(g).

d.           “Protected Health Information” or “PHI” means any information, whether oral or recorded in any form or medium: (i) that relates to the past, present, or future physical or mental condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual, and (ii) that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, and shall have the meaning given to such term under HIPAA and the HIPAA Regulations, including, but not limited to 45 CFR Section 164.501.

e.           “Secretary” means the Secretary of the Department of Health and Human Services or his or her designee.

Section 2.                                Obligations and Activities of Business Associate

a.           Business Associate agrees to not use or disclose PHI other than as permitted or required by the Agreement or as Required By Law.

b.           Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for by this Agreement.

c.           Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Agreement.

d.           Business Associate agrees to report to Covered Entity any use or disclosure of the PHI not provided for by this Agreement of which it becomes aware.

e.           Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides PHI received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information.

f.           Business Associate agrees to provide access to PHI in a Designated Record Set to Covered Entity, within fifteen (15) days of the request of Covered Entity, or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 CFR § 164.524.

g.           Business Associate agrees to make any amendment(s) to PHI in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR § 164.526 at the request of Covered Entity or an Individual, within fifteen (15) days of such request.

h.           Business Associate agrees to make internal practices, books, and records, including policies and procedures and PHI, relating to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of, Covered Entity available to the Covered Entity, or to the Secretary, within fifteen (15) days of such request or as designated by the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy Rule.

i.           Business Associate agrees to document such disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR § 164.528.

j.           Business Associate agrees to provide to Covered Entity or an Individual, within fifteen (15) days of a request to Business Associate, information collected in accordance with this Agreement, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR § 164.528.

Section 3.                                Permitted Uses and Disclosures by Business Associate

a.           Except as otherwise limited in this Agreement, Business Associate may use or disclose PHI on behalf of, or to provide services to, Covered Entity for the following purposes, if such use or disclosure of PHI would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity:

Management of the non-medical aspects of Covered Entity’s business as provided in the Management and Medical Services Agreement between Covered Entity and Business Associate, dated __________, 2005.

b.           Business Associate may use PHI to report violations of law to appropriate Federal and State authorities, consistent with § 164.502(j)(1).

Section 4.                                Obligations of Covered Entity

a.           Covered Entity shall notify Business Associate of any limitation(s) in its notice of privacy practices of Covered Entity in accordance with 45 CFR § 164.520, to the extent that such limitation may affect Business Associate’s use or disclosure of PHI.

b.           Covered Entity shall notify Business Associate of any changes in, or revocation of, permission by an Individual to use or disclose PHI, to the extent that such changes may affect Business Associate’s use or disclosure of PHI.

c.           Covered Entity shall notify Business Associate of any restriction to the use or disclosure of PHI that Covered Entity has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

Section 5.                                Permissible Requests by Covered Entity

Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by Covered Entity.

Section 6.                                Term and Termination

a.           Term.  The Term of this Agreement shall be effective as of the date of the Management Agreement and shall terminate when all of the PHI provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance with the termination provisions in this Section.

b.           Termination for Cause. Upon Covered Entity’s knowledge of a material breach by Business Associate, Covered Entity shall either:

i.           Provide an opportunity for Business Associate to cure the breach or end the violation and terminate this Agreement and the Management Agreement if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity;

ii.           Immediately terminate this Agreement and the Management Agreement if Business Associate has breached a material term of this Agreement and cure is not possible; or

iii.           If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

c.           Effect of Termination.

i.           Except as provided in paragraph c.ii. of this section, upon termination of this Agreement, for any reason, Business Associate shall return or destroy all PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to PHI that is in the possession of subcontractors or agents of Business Associate.  Business Associate shall retain no copies of the PHI.

ii.           In the event that Business Associate determines that returning or destroying the PHI is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon that return or destruction of PHI is infeasible, Business Associate shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such PHI.

DATED:	/s/
Business Associate
DATED:
Covered Entity